Exhibit 99.2

Ceres, Inc.

Lock-Up Agreement

May 30, 2011

Goldman, Sachs & Co.

Barclays Capital Inc.

c/o Goldman, Sachs & Co.

200 West Street

New York, NY 10282

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Re: Ceres, Inc.—Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Ceres, Inc., a Delaware corporation (the “Company”), providing for a public offering (the “Public Offering”) of the Common Stock of the Company (the “Shares”) pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from, during the Lock-Up Period, engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. In addition, the undersigned hereby agrees that it will not make any demand for exercise of any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period. If the undersigned is an officer or director of the issuer, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the Public Offering.

The initial Lock-Up Period will commence on the date set forth on the cover of the preliminary prospectus used in connection with the road show for the Public Offering is launched (the “Commencement Date”) and continue for 180 days after the public offering date set forth in the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Goldman, Sachs & Co. waives, in writing, such extension.

During the period from the date of this Lock-Up Agreement to the Commencement Date, the undersigned agrees that the undersigned will not consummate any transaction relating to the Undersigned’s Shares that would be otherwise prohibited during the Lock-Up Period unless the transferee or other party acquiring beneficial ownership of such shares agrees to be bound in writing by the restrictions set forth herein as a condition of the closing of such transaction.

The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned; which notice shall be deemed to have been delivered to, and received by, the undersigned in the event the Company issues a press release related to the extension of such Lock-Up Period. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the Commencement Date to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired; which confirmation shall be deemed to have been provided to, and received by, the undersigned in the event the Company issues a press release related to the expiration of such Lock-Up Period.

Notwithstanding the foregoing, during the Lock-Up Period, the undersigned may (i) exercise any outstanding options or warrants or convert shares of preferred stock, provided that any Shares delivered upon such exercise or conversion are subject to the restrictions set forth herein, (ii) transfer the Undersigned’s Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (iii) transfer the Undersigned’s Shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iv) transfer, sell or otherwise dispose of the Undersigned’s Shares to satisfy tax obligations resulting from the exercise of any stock options that otherwise would expire during the Lock-Up Period, (v) transfer the Undersigned’s Shares with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters, (vi) transfer the Undersigned’s

Shares following the commencement of a tender or exchange offer for Shares by an unaffiliated third party of the Company that is subject to the provisions of the Securities Exchange Act of 1934, as amended, or (vii) transfer the Undersigned’s Shares pursuant to the consummation of a business combination or similar transaction, or transfer the Undersigned’s Shares following the execution of an agreement by the Company contemplating a business combination or similar transaction, in each case with an unaffiliated third party of the Company.

For purposes of this Lock-Up Agreement, (i) “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin and (ii) “Public Filing” shall mean any filing pursuant to Rule 144 of the Securities Act of 1933, as amended, or pursuant to Sections 13 or 16 of the Securities Exchange Act of 1934, as amended, that is required to be filed, or is filed voluntarily, by the undersigned during the Lock-Up Period (as such may have been extended pursuant to the terms of this Lock-Up Agreement).

Notwithstanding the foregoing, during the Lock-Up Period, if the undersigned is (a) a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation, (b) if the undersigned is a limited liability company or limited duration company, the limited liability company or limited duration company may transfer capital stock of the Company to any member or affiliate of such entity and (c) if the undersigned is a partnership, the partnership may transfer capital stock of the Company to any partner or affiliate of such entity; provided, however, that in the case of (a), (b) and (c) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value. In addition, notwithstanding the foregoing, this Lock-Up Agreement shall not apply to transactions relating to shares of Common Stock acquired in open market transactions after completion of the Public Offering during the Lock-Up Period, provided that any sales of shares of Common Stock acquired in open market transactions after completion of the Public Offering do not result in a Public Filing. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar during the Lock-Up Period against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

If the undersigned is an officer or director of the Company, (i) Goldman, Sachs & Co. agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, Goldman, Sachs & Co. will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Goldman, Sachs & Co. hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

The undersigned understands that, if (i) the Underwriting Agreement is not executed by 11:59 pm on December 31, 2011, (ii) the Company notifies the Representatives in writing that it does not intend to proceed with the Public Offering or wishes to terminate the engagement of the Underwriters of the Public Offering or (iii) the Underwriting Agreement shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

Artal Luxembourg S.A.
Exact Name of Shareholder

/s/ Anne Goffard
Authorized Signature

Managing Director
Title

30 May 2011

Signature Page to Lock-Up Agreement